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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT (the "Agreement") dated February 13, 2006 by and between DATATRAK International, Inc. (the "Company") and Jim Bob Ward (the "Employee").

          WHEREAS, contemporaneous with the execution of this Agreement, the Company has entered into an Agreement and Plan of Merger with ClickFind, Inc., a Texas corporation, ("ClickFind"), CF Merger Sub, Inc., an Ohio corporation ("Merger Sub"), the Persons identified on Exhibit A attached thereto (each, a "Shareholder," and collectively, "Shareholders") and, solely for purposes of Sections 8 and 9, Jim Bob Ward, in his separate capacity as the shareholder representative ("Shareholder Representative") (the "Merger Agreement"), pursuant to which ClickFind will merge with and into Merger Sub (the "Merger");

          WHEREAS, Employee has been an officer, shareholder and Director of ClickFind and has valuable knowledge and experience pertaining to the business of ClickFind, including, but not limited to, knowledge and possession of confidential, proprietary, and trade secret information of ClickFind;

          WHEREAS, as an inducement to the Company and Merger Sub to enter into the Merger Agreement, the parties desire to arrange for the Employee's undertaking not to compete with or solicit customers or employees from the Company, Merger Sub or ClickFind;

          WHEREAS, this Agreement is ancillary to the Merger Agreement and has been executed by the parties in connection with the closing of the Merger;

          WHEREAS, as a result of the foregoing, the Company desires to employ the Employee and the Employee desires to accept such employment upon the terms and conditions set forth herein including, without limitation, the non-competition, non-solicitation and nondisclosure covenants and agreements of the Employee set forth in SECTIONS 8 AND 9 hereof.

                                    AGREEMENT

          1. Term of Employment.

               a. Subject to the consummation of the transactions contemplated by the Merger Agreement and the provisions of SECTION 7 of this Agreement, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, for the term of employment set forth in this SECTION 1, in the position and with the duties and responsibilities set forth in SECTION 2 and upon the other terms and conditions set forth in this Agreement. The term of Employee's employment hereunder (the "Employment Term") shall commence as of February 13, 2006, and shall continue through and expire on February 13, 2009, unless sooner terminated pursuant to SECTION 7.

               b. For purposes of this Agreement, "Termination Date" shall mean the termination of Employee's employment with the Company, whether previous to or upon expiration of the Employment Term.

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          2. Position.

               a. During the Employment Term, Employee shall serve as the Company's Vice President of eClinical Development, with responsibilities for software and eClinical product development, or such other duties which are not materially inconsistent with the foregoing, as may be determined from time to time by the Chief Executive Officer or the Board of Directors (the "Board") of the Company.

               b. At all times during the Employment Term, Employee agrees to devote Employee's full business time and best efforts to the performance of Employee's duties hereunder and to discharge Employee's duties faithfully, diligently, and to the best of Employee's ability. Employee will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

          3. Base Salary. During the Employment Term, the Company shall pay Employee a minimum base salary at the annual rate of One Hundred Forty Thousand Dollars ($140,000) (the "Contractual Salary"), payable in regular installments in accordance with the Company's customary payroll practices. Employee shall be entitled to such increases in Employee's base salary, if any, as may be determined from time to time in the sole discretion of the Board or the Compensation Committee of the Board (the "Compensation Committee"). Employee's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

          4. Annual Bonus. With respect to the remaining portion of fiscal year 2006 and each full fiscal year thereafter during the Employment Term, Employee shall be entitled to such annual bonus award (an "Annual Bonus"), if any, as may be determined from time to time in the sole discretion of the Board or the Compensation Committee.

          5. Employee Benefits. During the Employment Term, Employee shall be entitled to participate in the Company's employee benefit plans as in effect from time to time (collectively "Benefit Plans"), on the same basis as those benefits are generally made available to similarly situated employees of the Company.

          6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Employee in the performance of Employee's duties hereunder shall be reimbursed by the Company in accordance with Company policies.


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          7. Termination.

               a. Termination Events. The Employment Term shall terminate immediately upon the occurrence of any of the following events: (i) expiration of the Employment Term; (ii) the death of Employee or the election of the Company to terminate the Employment Term upon the Disability of Employee; (iii) the resignation of Employee other than for Good Reason; (iv) the Company's termination of the Employment Term for Cause; or (v) the Company's termination of the Employment Term at any time, without Cause, for any reason or no reason, or the resignation of Employee for Good Reason.

               b. Compensation and Benefits Upon Termination. Employee shall be entitled to only the following compensation and benefits upon termination of the Employment Term:

          (i) Upon expiration of the Employment Term under SUBSECTION 7(A)(I), Employee shall be entitled to no further payment of Base Salary and, except as required by applicable law, shall no longer be entitled to participate in the Benefit Plans.

          (ii) Upon termination of the Employment Term in connection with death or Disability of Employee under SUBSECTION 7(A)(II), Employee shall be entitled to payment of Base Salary only for the remainder of the month in which termination of the Employment Term occurs and thereafter payments of Base Salary shall end and cease to be payable. Employee shall no longer be entitled to participate in the Benefit Plans after the Termination Date, except as required by applicable law.

               For purposes of this Agreement, the Employee will be deemed to have a "Disability" if (a) the Employee is unable to perform the essential duties of the Employee's position due to physical or emotional incapacity or illness, where such inability is reasonably expected to be of long-continued and indefinite duration (i.e., for one hundred twenty (120) consecutive days or one hundred eighty (180) days during any twelve (12) month period); or (b) the Employee is entitled to (i) disability retirement benefits under the federal Social Security Act or (ii) recover benefits under any long-term disability plan or policy maintained by the Company or the Employee. In the event of a dispute, the determination of a Disability shall be made reasonably by the Board or the Compensation Committee and shall be supported by advice of an independent physician competent in the medical specialty to which such Disability relates. The Employee must submit to a reasonable number (but not more than 3) of examinations by the physician making the determination of disability under this SECTION 7(B)(II), at the Company's expense, and the Employee hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If the Employee is not legally competent, the Employee's legal guardian or duly authorized attorney-in-fact will act in


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               the Employee's stead, for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure as required under this SECTION 7(B)(II).

          (iii) Upon resignation of Employee other than for Good Reason under SUBSECTION 7(A)(III) or upon termination of the Employment Term for Cause under SUBSECTION 7(A)(IV), Employee shall be entitled to payment of Base Salary only through the Termination Date (with the final payment prorated based on the number of days of service in the month of termination) and thereafter payments of Base Salary shall end and cease to be payable. The Company shall then have no further obligations to Employee under this Agreement and Employee shall no longer be entitled to participate in the Benefit Plans after the Termination Date, except as required by applicable law.

               For purposes of this Agreement, "Cause" shall mean the Employee's
               (i) willful or continuing failure to perform substantially the Employee's duties with the Company which is not cured within thirty (30) days following written detailed notice describing the action constituting "failure to perform", (ii) commission of, or plea of guilty or no contest to a (x) felony or (y) crime involving moral turpitude, (iii) willful malfeasance or misconduct which is demonstrably injurious to the Company, (iv) breach of the material terms of this Agreement, including, without limitation, any non-competition, non-solicitation or confidentiality provisions or any other act or course of conduct which is demonstrably and materially injurious to the Company.

               For purposes of this Agreement, "Good Reason" shall mean, without Employee's consent, (i) any reduction in Employee's base salary to a level below the Contractual Salary; or (ii) a change of more than 60 miles in the location of Employee's principal office from Bryan, Texas; in each case which is not cured within thirty (30) days following the Company's receipt of written notice from the Employee describing the event constituting Good Reason.

          (iv) Upon termination of the Employment Term by the Company without Cause and upon resignation by the Employee for Good Reason under SUBSECTION 7(A)(V), Employee shall be entitled to a lump sum severance payment equal to the amount the Employee would have been paid in Contractual Salary from the Termination Date through February 13, 2009 (the "Severance Payment"). The Severance Payment will be paid to Employee on the second month anniversary of the Termination Date. Employee shall no longer be entitled to participate in the Benefit Plans after the Termination Date, except as required by applicable law.


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               Notwithstanding any other provision of this SUBSECTION 7(B)(IV)
               or this Agreement, the Company shall have no obligation to make the Severance Payment referred to in this SUBSECTION 7(B)(IV) unless (x) Employee executes and delivers to the Company a release and waiver of claims in a form reasonably acceptable to the Company and (y) Employee refrains from revoking, rescinding or otherwise repudiating such release and waiver of claims for all applicable periods, if any, during which Employee may revoke it.

               c. Notice of Termination. Any purported termination of employment by the Company or by Employee (other than due to Employee's death or expiration of the Employment Term) shall be communicated by written Notice of Termination to the other party hereto in accordance with SECTION 12(J) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

          8. Non-Competition; Non-Solicitation.

               a. Employee acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates, as defined below, and further acknowledges and recognizes that he or she currently possesses and has knowledge of valuable confidential, proprietary, and trade secret information of ClickFind, and that Employee's possession and knowledge of same is a material inducement for the Company's willingness to enter into the Merger Agreement and this Agreement. Employee further acknowledges and recognizes, by his or her execution of this Agreement, (i) receipt of the Merger Consideration, as that term is defined in the Merger Agreement, in exchange for Employee's shares in ClickFind and (ii) receipt of confidential, proprietary, and trade secret information of the Company in the form of the information set forth on Schedule I; and in light of the foregoing acknowledgments, accordingly agrees as follows:

          (1) While employed by the Company and for a period of three years following the date Employee ceases to be employed by the Company (the "Restricted Period," which in no event shall terminate before February 13,
2009), whether on Employee's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), Employee will not directly or indirectly solicit or assist in soliciting in competition with the Company, or its subsidiaries or ClickFind as it existed both prior to and after the Merger (collectively, the "Affiliates") the business of any client or customer or prospective client or customer:

               (i) with whom Employee had personal contact or dealings on behalf of the Company or its Affiliates during the one (1) year period preceding Employee's termination of employment;

               (ii) with whom employees reporting to Employee have had personal contact or dealings on behalf of the Company or its Affiliates during the one (1) year


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                    period immediately preceding the Employee's termination of employment; or

               (iii) for whom Employee had direct or indirect responsibility during the one year period immediately preceding Employee's termination of employment.

          (2) During the Restricted Period, Employee will not directly or indirectly:

               (i) engage in the businesses of the Company and its Affiliates as conducted at the date that Employee ceases to be employed by the Company (including, without limitation, businesses which the Company or its Affiliates have specific plans to conduct in the future and as to which Employee is aware of such planning) or engage in other activities performed by the Company or its Affiliates, or is the type of business or activity in which Employee was directly engaged on behalf of or the Company or its Affiliates during the two year period immediately preceding Employee's termination of employment (a "Competitive Business");

               (ii) enter the employ of, or render any services to, any Person
                    (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

               (iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

               (iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, suppliers, partners, members or investors of the Company or its Affiliates.

          (3) Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its Affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own more than 2% of any class of securities of such Person.

          (4) During the Restricted Period, Employee will not, whether on Employee's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

               (i) solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates; or

               (ii) hire any such employee who was employed by the Company or its Affiliates as of the date of Employee's termination of employment with


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                    the Company or who left the employment of the Company or its
                    Affiliates coincident with, or within one year prior to or after, the termination of Employee's employment with the Company.

          (5) During the Restricted Period, Employee will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

               b. It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in this SECTION 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

               c. The provisions of SECTION 8 shall survive termination of the Employment Term.

          9. Confidentiality; Intellectual Property.

               a. Confidentiality.

               (i) Employee will not at any time (whether during or after Employee's employment with the Company) except in the scope and course of his employment with the Company (x) retain or use for the benefit, purposes or account of Employee or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information of the Company, including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company or its Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board.

               (ii) Confidential Information shall not include any information that is (a) generally known to the industry or the public other than as a result of Employee's breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Employee by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Employee shall give prompt written notice to the


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Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

               (iii) Upon termination of Employee's employment with the Company for any reason, Employee shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its Affiliates; (y) immediately return to the Company, at the Company's option, all originals and copies of information or things in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee's possession or control (including any of the foregoing stored or located in Employee's office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or its Affiliates, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware.

               b. Intellectual Property.

               (i) If Employee has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) ("Works"), either alone or with third parties, prior to Employee's employment by the Company or its Affiliates, that are relevant to or implicated by such employment ("Prior Works"), Employee hereby grants the Company a perpetual, irrevocable, non-exclusive, royalty-free, worldwide, assignable, license and right to sublicense under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) in such Prior Works for all purposes in connection with the Company's or its Affiliates' current and future business. Set forth on Exhibit A is a complete list of all Prior Works that Employee considers to be the property of third parties that therefore should be excluded from the scope of this Section 9(b)(i). If disclosure of any such Prior Work on Exhibit A would cause Employee to violate any prior confidentiality agreement, Employee should not list such Prior Work on Exhibit A but rather should inform the Company that all Prior Works have not been listed for that reason.


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               (ii) If Employee has created, invented, designed, developed, contributed to or improved any Works, or does create, invent, design, develop, contribute to or improve any Works, either alone or with third parties, at any time during Employee's employment with the Company or its Affiliates and within the scope of such employment or with the use of any of the resources of the Company or its Affiliates ("Company Works"), Employee shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company or its Affiliates.

               (iii) Employee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

               (iv) Employee shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments) at the Company's expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Prior Works and Company Works. After reasonable effort by the Company, if the Company is unable for any reason to secure Employee's signature on any document for this purpose, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agent and attorney in fact, to act for and in Employee's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

               (v) Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer (other than ClickFind) or other third party without the prior written permission of such third party. Employee hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.

               (vi) The provisions of Section 9 shall survive the termination of Employee's employment for any reason, whether during or subsequent to the Employment Term.

          10. Specific Performance. Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.


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          11. Adherence to Employment Policies. Employee shall comply with all relevant written policies and guidelines of the Company, including policies regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that the Company may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

          12. Miscellaneous.

               a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Agreement shall be brought against any of the parties in the courts of the State of Ohio, County of Cuyahoga, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Ohio, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

               b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

               c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

               d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

               e. Assignment. This Agreement, and all of Employee's rights and duties hereunder, shall not be assignable or delegable by Employee. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

               f. Set Off. The Company's obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its Affiliates.


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               g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

               h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     If to the Company:   DATATRAK International, Inc.
                          6150 Parkland Boulevard, Suite 100
                          Mayfield Heights, Ohio 44124
                          Attention: Chief Financial Officer
                          Facsimile No.: 440-442-3482

     with a copy to:      Calfee, Halter & Griswold LLP
                          1400 McDonald Investment Center
                          800 Superior Avenue
                          Cleveland, Ohio 44114-2688
                          Attention: Thomas F. McKee, Esq.
                          Facsimile No.: 216-241-0816

     If to Employee:

     To the most recent address of Employee set forth in the personnel records of the Company.

               i. Employee Representation. Employee hereby represents to the Company that the execution and delivery of this Agreement by Employee and the Company and the performance by Employee of Employee's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound.

               j. Prior Agreements This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Employee and the Company and/or its Affiliates regarding the terms and conditions of Employee's employment with the Company.

               k. Cooperation. Employee shall provide Employee's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee's employment hereunder. This provision shall survive any termination of this Agreement.


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               l. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

               m. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               n. Deferred Compensation - Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if the Employee is a "specified employee" as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and guidance thereunder (the "Code"), and the Company determines, based on the advice of counsel, that deferral of any Severance Payment otherwise payable hereunder as a result of such termination of employment is necessary to avoid or minimize the additional or accelerated tax under Section 409A of the Code, then the Company will defer the payment hereunder but only to the extent so necessary, until the date that is six months following the Termination Date and (ii) if the Company determines, based on the advice of counsel, that any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under
Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board or the Compensation Committee, that does not cause such an accelerated or additional tax.


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     IN WITNESS WHEREOF, the parties hereto have duly executed this Employment
Agreement as of the day and year first above written.

                                        DATATRAK INTERNATIONAL, INC.


                                        By: /s/ Jeffrey A. Green
                                            ------------------------------------
                                        Name: Jeffrey A. Green
                                        Title: President & CEO


                                        /s/ Jim Bob Ward
                                        ----------------------------------------
                                        Jim Bob Ward